Exhibit 10.17

April 20, 2004

Mr. Jay Nadler

President, Liquent, Inc.

1300 Virginia Drive

Ft. Washington, PA 19034

Re:          Retention Bonus

Dear Mr. Nadler:

This letter agreement sets forth the retention bonuses that you will be eligible to receive if a sale of all or substantially all of the capital stock or assets of Information Holdings Inc. (the “Company”) is completed within 12 months of the date hereof (a “Sale”).  All amounts payable to you under these bonus arrangements will be in addition to, not in lieu of, any and all amounts to which you are entitled, or may become entitled upon termination of your employment with the Company, under the terms of your employment agreement with the Company dated as of April 10, 2000 (the “Employment Agreement”), your stock option grants, and any other compensation or benefits payable under any Company plans.

In the event a Sale occurs, and provided that you have remained in the continuous employ of the Company from the date of this letter agreement until the closing date of such Sale (the “Closing Date”), you will receive, on the Closing Date, a lump sum bonus payment of $500,000.  In addition, if you continue to be employed by the Company on the one-year anniversary of the Closing Date (the “Anniversary Date”), or if your employment is terminated prior to the Anniversary Date by the Company or a buyer without “cause”, by you for “good reason”, you will receive an additional lump sum bonus payment of $500,000, either on the Anniversary Date, or on the date of such termination of employment, as the case may be.  In addition, if the Company or a buyer provides notice of non-renewal of your Employment Agreement prior to the Anniversary Date, you will receive the additional lump sum bonus payment of $500,000, on the earlier of the Anniversary Date or the expiration of your Employment Agreement.

For purposes of this letter agreement, “cause” shall have the meaning ascribed to such term in your Employment Agreement, and “good reason” shall mean (i) actions taken by the Company or a buyer which prevent you from performing the normal duties and responsibilities associated with your current position, or any adverse change or material diminution in your title, position authority or responsibilities; (ii) the failure by the Company or a buyer to pay any compensation due to you, whether under your Employment Agreement this letter agreement or otherwise; (iii) the failure by the Company or a buyer to allow you to participate in employee benefit plans generally made available to senior executives of the Company or a buyer, as the case may be; (iv) a requirement to relocate from your existing place of employment to a place of employment greater than 50 miles from your home in Marlboro, NJ; or (v) the failure of a buyer or any successor to all or substantially all of the business and/or assets of the Company to assume your Employment Agreement or this letter agreement.

In addition, if your employment is terminated at any time on or after the Closing Date by the Company without cause, by you for good reason, or as a result of the Company or a buyer electing not to renew the Employment Agreement, and if it is determined that any payment or distribution to you, pursuant to this letter agreement, your Employment Agreement or otherwise, alone or in the aggregate, made by the Company, any person who acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person (the “total payments”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as, the “Excise Tax”), then you will be entitled to receive an additional payment (a “Tax Restoration Payment”) in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Tax Restoration Payment, you retain an amount of the Tax Restoration Payment equal to the Excise Tax imposed upon the Total Payments.

All amounts payable to you pursuant to the terms of this letter agreement shall be subject to withholding for all applicable federal, state and local withholding taxes.

Please indicate your acceptance of the terms of this letter agreement by signing and dating this letter in the spaces indicated below.

Sincerely,

INFORMATION HOLDINGS INC.

By:	/s/	Mason P. Slaine
Mason P. Slaine
Chief Executive Officer

	/s/	Jay Nadler
Jay Nadler